  EXHIBIT 23.2
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors TPT Global Tech, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of TPT Global Tech, Inc., in its registration statement on Form S-1, post-effective amendment No. 1, relating to the registration of 7,500,000 shares of common stock.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
January 15, 2021

S|G Phone: 801-783-2950 | Fax: 801-783-2960 | 344 West 13800 South, Suite 250, Draper, UT 84020 | sadlergibb.com